Exhibit 99.1

For Immediate Release

InSite Vision Announces Completion of the New Drug Application Submission to

the U.S. FDA for BromSite™

First Anti-Inflammatory Drug to be Indicated for Prevention of Pain

in Cataract Surgery

ALAMEDA, California – June 11, 2015 – InSite Vision Incorporated (OTCBB: INSV) today announced that it has completed the submission to the U.S. Food and Drug Administration (FDA) of the New Drug Application (NDA) of BromSite™ for the treatment of inflammation and prevention of pain in cataract surgery. InSite is seeking marketing approval of BromSite in the United States. In its confirmatory Phase 3 clinical trials, BromSite achieved statistically significant superiority to vehicle in alleviating ocular inflammation and the prevention of pain. In such trials, BromSite was well tolerated with no significant safety concerns or drug-related serious adverse events reported. Cataract surgery is the most frequently performed ocular surgery in the United States with more than three million procedures annually. Typically, anti-inflammatory eye drops are prescribed to reduce pain and inflammation both before and after surgery.

The filing of the BromSite NDA satisfies InSite’s obligation under its recently announced merger agreement with QLT Inc. The merger transaction, which has been unanimously approved by the Boards of both companies, is subject to the approval of InSite Vision shareholders, a condition that the FDA has not refused to accept the BromSite NDA for review within 60 days after InSite Vision’s filing of the NDA, a condition that the FDA has not indicated that it will require InSite Vision to conduct additional clinical studies prior to approval of BromSite within 74 days after InSite Vision’s filing of the NDA, and other customary closing conditions. QLT will not require a shareholder vote to conclude the transaction; InSite Vision will file a proxy statement with full disclosure of the transaction and will schedule a shareholder vote to approve the transaction. QLT will provide InSite Vision with a line of credit until the transaction closes. The transaction is expected to close in the third quarter of 2015 and to be taxable to InSite Vision shareholders. Shares of the new company will trade on NASDAQ under the ticker “QLTI” and on the TSX under the ticker “QLT”.

About InSite Vision

InSite Vision is advancing new specialty ophthalmologic products for treatment of diseases affecting the front and back of the eye. The company has two commercial products based on its innovative DuraSite® platform approved for the treatment of bacterial eye infections, AzaSite®

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(azithromycin ophthalmic solution) 1%, marketed in the U.S. by Akorn, Inc., and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch + Lomb, a wholly owned subsidiary of Valeant Pharmaceuticals International. InSite has a proprietary portfolio of clinical-stage product candidates, and has recently filed a New Drug Application for BromSite™ for the treatment of inflammation and prevention of pain associated with cataract surgery. InSite currently plans to file an NDA with the FDA in 2016 for the commercial approval by the U.S. Food and Drug Administration (FDA) of DexaSite™ for the treatment of blepharitis. InSite’s AzaSite Plus™ is advancing through Phase 3 clinical studies for the treatment of eye infections, and ISV-101 is in Phase 1/2 clinical development for dry-eye disease and inflammation. For further information on InSite Vision, please visit www.insitevision.com.

Forward-looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, including the its plan to submit an NDA for DexaSite, the Company’s plans for clinical trials of its other product candidates, including AzaSite Plus and ISV-101, the Company’s current plans to pursue regulatory approval for its product candidates; and the potential indications for the Company’s pipeline drug candidates. Such statements entail a number of risks and uncertainties, including but not limited to: the Company’s ability to consummate its proposed merger with QLT, Inc.; the ability of the Company to receive approval for its BromSite NDA; the ability of the Company to enter into corporate collaborations for its product candidates; the Company’s ability to complete and file with the FDA an NDA for DexaSite; the Company’s ability to expand its product platform including AzaSite Xtra; the Company’s ability to compete effectively, either alone or through its partners, with other companies offering competing products or treatments; the Company’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; and determinations by the FDA. Reference is made to the discussion of these and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports. Any forward-looking statements or projections are based on the limited information currently available to the Company, which is subject to change. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update any forward-looking information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not unduly rely on such statements or information nor assume that the information provided in this release is still valid at any later date.

Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed transaction between QLT and InSite Vision, QLT will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a proxy statement of InSite Vision that also constitutes a prospectus of QLT. The definitive proxy statement/prospectus will be delivered to stockholders of InSite Vision. INVESTORS AND SECURITY HOLDERS OF INSITE VISION ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors in InSite Vision will be able to obtain free copies of the registration statement and the definitive proxy statement/prospectus (when available) and other documents filed with the SEC by QLT and InSite Vision through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by QLT will be available free of charge on QLT’s website at www.QLT.com or by contacting

QLT’s Investor and Media Relations at 212-600-1902. Copies of the documents filed with the SEC by InSite Vision will be available free of charge on InSite Vision’s website at www.InSiteVision.com or by contacting InSite Vision at the numbers provided for Media and Investor Inquiries below.

Participants in the Merger Solicitation

QLT, InSite Vision, their respective directors and certain of their executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the QLT and InSite Vision shareholders in connection with the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus when it is filed with the SEC. Information about the directors and executive officers of QLT is set forth in its Annual Report on Form 10-K/A, which was filed with the SEC on April 30, 2015. Information about the directors and executive officers of InSite Vision is set forth in its proxy statement for its 2015 annual meeting of shareholders, which was filed with the SEC on February 19, 2015.

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AzaSite® and DuraSite® are registered trademarks of InSite Vision Incorporated.

AzaSite Plus™, BromSite™, DexaSite™ and BromDex™ are trademarks of InSite Vision Incorporated.

BESIVANCE® is a registered trademark of Bausch + Lomb Incorporated.

Contact Information

InSite Vision

Louis Drapeau, Chief Financial Officer

510.747.1220

mail@insite.com

Media and Investor inquiries

BCC Partners

Karen L. Bergman, 650.575.1509

Susan Pietropaolo, 845.638.6290